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                                                                    EXHIBIT 4.10

                             MASTER LEASE AGREEMENT

         THIS MASTER LEASE AGREEMENT ("Master Lease") is dated as of February 17, 1998 by and between NORTHSTAR CAPITAL, LLC, a Utah limited liability company ("Northstar"), having its principal office and place of business at 170 South Main Street, Suite 1600, Salt Lake City, Utah 84101 and VENTURI TECHNOLOGY ENTERPRISES, INC., a Nevada corporation ("Venturi"), having its principal office and place of business at 1327 North State Street, Orem, Utah 84057 (individually, a "Party" and collectively, the "Parties").

                                    RECITALS

         A. Venturi wishes to acquire new trucks and certain equipment, together with all replacements, parts, repairs, additions, attachments and accessories thereto (collectively, the "Equipment"), for use in its carpet-cleaning business, and requires financing for the Equipment.

         B. Northstar has agreed to provide or arrange for the funding necessary for the purchase of the Equipment in three separate phases (each, a "Phase"), and Venturi has agreed to lease the Equipment from Northstar or an assignee of Northstar, subject to certain terms and conditions agreed upon by the Parties.

         IN CONSIDERATION of the mutual agreements set forth hereinafter and the payment of rent as provided for herein, the parties agree as follows:

                                   I. FUNDING

         1. FUNDING AND LEASE COMMITMENT. Northstar hereby agrees to provide or arrange for funding in the maximum amount of Three Million Dollars ($3,000,000), to be used for the purchase of Equipment, subject to the terms and conditions set forth herein.

         2. PRIVATE PLACEMENT BY VENTURI. Venturi has entered into an agreement with Equity Services, Ltd., pursuant to which Equity Services, Ltd. has agreed to complete a private placement of equity (the "Private Placement"), which shall provide Venturi with gross proceeds in an amount not less than Three Million Dollars ($3,000,000), to be completed in three phases of not less than One Million Dollars ($1,000,000) each. The first phase of the Private Placement has been completed, and the second and third phases shall be completed prior to the funding of Phases 2 and 3, respectively.

         3. PHASES. The funding for purchases of Equipment ("Equipment Purchases") made in each Phase shall be in the maximum aggregate amount of One Million Dollars ($1,000,000). Upon the execution hereof, Northstar shall be obligated to provide or arrange for the funding of the first Phase. Northstar shall have the option, but not the obligation, to provide or arrange for funding for the second and third Phases, which funding shall be made available on a "best efforts" basis and only upon the successful completion by Venturi of the second and third phases, respectively, of the Private Placement. As a condition precedent to the funding of each Phase, Venturi shall provide to Northstar documentation evidencing to Northstar's satisfaction the completion of each corresponding phase of the Private Placement.

         4. STAGING. The funding for the first Phase shall be staged as follows:
(i) Three Hundred Fifty Thousand Dollars ($350,000) shall be made available on February 15, 1998; (ii) another Three Hundred Fifty Thousand Dollars ($350,000) shall be made available on March 15, 1998; and (iii) the remaining Three Hundred Thousand Dollars ($300,000) shall be made available on April 15, 1998. Funding for the second and third Phases may be staged in similar increments, at Northstar's option.

         5. SOURCE OF FUNDS. Northstar may, at its option, arrange for funding from sources other than Northstar, and Venturi hereby agrees that the source of the funds shall have no effect on its obligations to Northstar or its assignees hereunder.

                              II. LEASE PROVISIONS

         1. AGREEMENT TO LEASE; EQUIPMENT SCHEDULES. Northstar hereby agrees to lease to Venturi, and Venturi hereby agrees to lease from Northstar, the Equipment, on the terms and subject to the conditions set forth herein. Each Equipment Purchase shall be made in an amount not less than Two Hundred Fifty Thousand Dollars


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($250,000.00), and the specific items purchased as part of such Equipment
Purchase (each, a "Leased Item") and the Parties' obligations hereunder with respect to such Equipment shall be documented on a schedule, in substantially the form attached hereto as Exhibit A, (an "Equipment Schedule") listing each Leased Item included in such Equipment Purchase. Each Equipment Schedule issued hereunder shall incorporate all of the terms and conditions of this Master Lease and shall contain such additional terms and conditions with respect to the Equipment listed thereon as Northstar and Venturi shall agree upon, and each shall constitute a separate, binding lease agreement, enforceable in accordance with the terms thereof. In the event of a conflict between the terms of this Master Lease and the terms of any Equipment Schedule issued hereunder, the language of the Equipment Schedule shall prevail, but with respect to that Equipment Schedule only.

         2. GRANT OF SECURITY INTEREST. As a precaution in the event (and only to the extent) that a transaction documented under an Equipment Schedule is determined to be other than a true lease under applicable law, Venturi hereby grants to Northstar a first priority security interest in and to the Equipment described therein together with all proceeds and products thereof. Venturi shall execute such other documents as reasonably deemed necessary by Northstar to evidence and perfect the security interest granted herein.

         To the extent, if any, that this Master Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction) no security interest in this Master Lease may be created through the transfer or possession of any counterpart other than the original hereof. In addition, there may be more than one "original" counterpart of each Equipment Schedule issued hereunder, one of which shall be marked "Counterpart No. l," and all others of which shall be marked "Counterpart No. 2." To the extent, if any, that any Equipment Schedule to this Master Lease constitutes chattel paper (or as such term is defined in the UCC as in effect in any applicable jurisdiction) no security interest in any Equipment Schedule may be created through the transfer or possession of any counterpart of such Equipment Schedule other than "Counterpart No. 1".

         3. EQUIPMENT PURCHASES. Equipment to be purchased pursuant to this Master Lease shall be selected by Venturi, and Venturi shall make the arrangements for each Equipment Purchase, subject to the prior approval of Northstar. However, Northstar may, upon written notice to Venturi, provide Equipment with different serial numbers and locations than those shown on the applicable Equipment Schedule if Northstar determines that it is in the best interests of both Venturi and Northstar to do so, provided that such substituted Equipment meets or exceeds the specifications of the Equipment specified on the applicable Equipment Schedule. All Equipment purchased pursuant to this Master Lease shall be purchased new from the vendor. The amount of an Equipment Purchase (the "Acquisition Cost") shall include the cost of the Equipment purchased, together with the cost of delivery, installation, warranties, and/or service contracts, which service contracts shall be coterminous with the Initial Term of the Equipment Schedule documenting such Equipment Purchase. Northstar, at its option, shall have the right to make all the arrangements for the transportation of each Leased Item to and the installation of each Leased Item at the Equipment Location designated in the applicable Equipment Schedule.

         4. TAKEDOWNS; CONDITIONS PRECEDENT. The execution of an Equipment Schedule and the funding of the corresponding Equipment Purchase (a "Takedown") shall occur within five (5) business days of the Acceptance Date (as hereinafter defined) for the applicable Equipment Schedule. Takedowns during a Phase may occur only within the period beginning with the first Takedown included within such Phase and continuing for twelve (12) months thereafter (a "Takedown Period"). The following are conditions precedent to each Takedown: (i) all necessary agreements and documents, including without limitation purchase agreements with vendors, which agreements shall include a fixed purchase price for each item of Equipment to be purchased, shall have been properly executed;
(ii) Venturi shall have delivered to Northstar such other documents, instruments, certificates and assurances relating to the applicable Equipment Schedule, as Northstar may reasonably request, each in form and substance satisfactory to Northstar; and (iii) no default by Venturi shall have occurred or be occurring hereunder.

         5. TERM. The term of this Master Lease shall commence on the date set forth above and shall continue thereafter so long as any Equipment Schedule issued hereunder remains in effect.

         6. RENT. Monthly rent ("Monthly Rent") and other rents due hereunder shall be payable as set forth in the applicable Equipment Schedule.


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         7. ACCEPTANCE; WARRANTIES; LIMITATION OF LIABILITY. Venturi has
selected or will select the type, quantity and supplier of each Leased Item, and in reliance thereon, such Equipment has been or will be ordered by Northstar from such supplier, or Northstar has accepted or will accept an assignment of an existing purchase order therefor. Venturi represents and agrees that, as of the date upon which it accepts the Equipment listed on an Equipment Schedule (the "Acceptance Date"), Venturi shall execute a certificate in substantially the form attached hereto as Exhibit B, certifying with respect to each Leased Item listed on the corresponding Equipment Schedule (i) that the Leased Item is of a size, design, capacity and manufacture selected by Venturi, and (ii) that Venturi has inspected the Leased Item and found it to be in good order, and
(iii) that Venturi has unconditionally accepted the Leased Item, without prejudice, however, to any right or remedy Venturi may have against the manufacturer or supplier thereof. NORTHSTAR SHALL HAVE NO LIABILITY TO VENTURI FOR ANY CLAIM, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY, INDIRECTLY, INCIDENTLY OR CONSEQUENTIALLY BY THE EQUIPMENT, BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN, BY ANY INCIDENT WHATSOEVER IN CONNECTION THEREWITH, ARISING IN STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, OR IN ANY WAY RELATED TO OR ARISING OUT OF THIS MASTER LEASE OR OTHER AGREEMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS MASTER LEASE. NORTHSTAR MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING THOSE OF MERCHANTABILITY, DURABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE EQUIPMENT AND EXPRESSLY DISCLAIMS THE SAME. Notwithstanding the foregoing, Venturi shall be entitled to the benefit of any applicable manufacturer's warranties, and, to the extent assignable, such warranties are hereby assigned by Northstar to Venturi, and Venturi shall take all reasonable action to enforce such warranties.

         8. ASSIGNMENT. Northstar may assign, pledge, sell, encumber, or otherwise convey all or a portion of its right, title and interest in and to the Equipment, this Master Lease, and/or any Equipment Schedule, to one or more lessors, lenders, or funding sources (individually, an "Assignee", collectively the "Assignees"). Venturi hereby (i) consents to such assignments and conveyances, (ii) agrees to promptly execute and deliver, from time to time and at no cost or expense to Northstar, such further acknowledgments, agreements and other instruments as may be reasonably requested by Northstar or any Assignee to effect such assignments and conveyances, and (iii) agrees to comply fully with the terms of any such assignments or conveyances, provided that such conveyances shall not change the timing or amount of Venturi's remaining payment obligations hereunder nor materially change Venturi's other remaining rights and obligations hereunder. Venturi agrees that Northstar may assign or convey this Lease and/or Northstar's interest in the Equipment even if such assignment or conveyance could be deemed to materially affect the interest of Venturi. In the event of such an assignment or conveyance by Northstar, all references herein to Northstar shall be deemed to refer equally to Assignee and give such Assignee full right and authority to enforce the rights of Northstar hereunder; provided, however, that Assignee shall not be obligated to perform the obligations of Northstar hereunder unless Assignee expressly agrees to do so in writing. VENTURI SHALL HAVE NO RIGHT TO ASSIGN ANY EQUIPMENT SCHEDULE OR TO SUBLEASE THE EQUIPMENT WITHOUT THE EXPRESS PRIOR WRITTEN CONSENT OF NORTHSTAR, WHICH CONSENT MAY BE GRANTED OR WITHHELD IN NORTHSTAR'S SOLE DISCRETION.

         9. NET LEASE; OBLIGATION TO PAY RENT UNCONDITIONAL. This Master Lease is a net lease and Venturi agrees that its obligation to make all payments of Interim Rent, Monthly Rent, and all other sums payable hereunder, including without limitation sums due pursuant to Section 13 below (collectively, "Rent"), and the rights of Northstar in and to such Rent, are absolute and unconditional and are not subject to any abatement, reduction, setoff, defense, counterclaim or recoupment due or alleged to be due, to or by reason of, any past, present or future claims which Venturi may assert against Northstar, any Assignee, the manufacturer or seller of the Equipment, or against any person for any reason whatsoever.

         10. INSTALLATION, MAINTENANCE AND REPAIR. Venturi shall, at its expense, be responsible for the delivery, installation, de-installation, redelivery, maintenance and repair of the Equipment by a party acceptable to Northstar. Northstar shall have no liability for any delay in delivery or failure by the supplier to deliver any Leased Item or to fill any purchase order or meet the conditions thereof.

         Venturi agrees, at all times during the term of each Equipment Schedule, at its sole expense, to keep the Equipment in good repair, condition and working order, and to furnish all parts, mechanisms or devices which may be required in the course of so doing. Venturi shall at all times during the term of each Equipment Schedule maintain in force a maintenance agreement covering the Equipment with the manufacturer thereof or such other party as may be reasonably acceptable to Northstar and, upon the surrender of the Equipment to Northstar, Venturi shall provide a letter from the manufacturer(s) of the Equipment certifying that the Equipment is eligible for continued

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maintenance under such maintenance agreement. Northstar shall have the right, but not the obligation, to inspect the Equipment during reasonable business hours.

         11. ALTERATIONS. Venturi shall be permitted with Northstar's prior written consent and at Venturi's own expense to make alterations or improvements to the Equipment which are readily removable without causing material damage to the Equipment and do not adversely affect any manufacturer's warranty with respect to such Equipment. Any alterations that are not removed by Venturi prior to the return of the Equipment to or as directed by Northstar shall become the sole and exclusive property of Northstar. When requested to do so, Venturi shall permit manufacturer access to the Equipment to install "no charge" engineering changes in order to update the Equipment to current engineering levels.

         12. INSURANCE. Venturi, at its sole expense, shall insure the Equipment against all risks, in such amounts (but not less than the Casualty Value, as defined hereinafter), upon terms and with carriers reasonably acceptable to Northstar. Such insurance shall insure against, among other exposures, damage or destruction of the Equipment, bodily and personal injury, property damage liabilities and other risks customarily and reasonably insured against by Venturi on Equipment owned by Venturi. All such insurance shall name Northstar (and, if requested by Northstar, its Assignee) as an additional insured for all liability insurance and as sole loss payee of all casualty insurance, and must provide that such insurance may not be canceled or altered without at least 30 days prior written notice to Northstar (and, if requested by Northstar, its Assignee). Upon Northstar's prior written consent, Venturi may act as a self-insurer in amounts acceptable to Northstar.

         13. LIENS AND TAXES. Venturi shall, at its sole expense, keep the Equipment free and clear of all levies, liens and encumbrances. Venturi shall not assign or otherwise encumber this Master Lease, any Equipment Schedule or any of its rights hereunder without the prior written consent of Northstar. Venturi shall declare and pay to the appropriate governmental authorities when due all license fees, registration fees, assessments, charges and taxes, whether municipal, state or federal, including, but not limited to, sales, use, excise and property taxes, and penalties and interest with respect thereto, excluding, however, any taxes based on or measured solely by Northstar's net income. Venturi shall provide evidence of any payment hereunder upon request of Northstar. Amounts payable under this Section shall be additional Rent. Any obligations under this paragraph arising prior to the expiration of this Master Lease or the Initial Term (or any renewal term) of any Equipment Schedule shall survive the expiration or other termination of this Master Lease or the applicable Equipment Schedule.

         14. EQUIPMENT IS PERSONAL PROPERTY; LOCATION OF EQUIPMENT. Venturi covenants and agrees that the Equipment is, and shall at all times be and remain, personal property of Northstar. If requested by Northstar, Venturi shall obtain, prior to delivery of any Leased Item, a certificate in a form satisfactory to Northstar from all parties with an interest in the premises wherein the Equipment may be located, waiving any claim with respect to the Equipment.

         Venturi shall not move any Leased Item nor permit any Leased Item to be moved from the location or area set forth in the applicable Equipment Schedule without Northstar's consent, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that no Equipment which is movable (or is otherwise located on or incorporated into a moving vehicle) shall be temporarily located outside the state in which such Equipment is located for any period without Northstar's prior written consent; and, PROVIDED FURTHER, HOWEVER, that in no event shall any Leased Item be moved to a location outside the United States of America.

         15. DESIGNATION OF OWNERSHIP. If at any time during the term hereof Venturi is supplied with labels, plates or other markings stating that the Equipment is owned by Northstar or is subject to any interest of an Assignee, Venturi agrees to affix and keep the same prominently displayed on the Equipment. Venturi agrees to execute and file Uniform Commercial Code financing statements and any and all other instruments necessary to perfect Northstar's interest in this Master Lease, Equipment Schedule(s), the payments due hereunder, or the Equipment. Northstar may file a copy of this Master Lease and appropriate Equipment Schedule(s) as a financing statement. In addition, Venturi agrees to pay all reasonable costs and expenses incurred by Northstar including, without limitation, attorneys' fees and UCC search fees, in connection with the actions taken by Northstar to complete each Equipment Schedule.


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         16. USE. Venturi shall use the Equipment only for purposes of operating its business, and in a careful and proper manner in conformance with manufacturer's specifications, and shall comply with, and conform to, all federal, state, municipal and other laws, ordinances and regulations in any way relating to the possession, use or maintenance of the Equipment.

         17. REPRESENTATIONS AND WARRANTIES. Venturi represents and warrants for the benefit of Northstar, and if requested by Northstar shall provide an opinion of counsel and other supporting documents to the effect, that, at the time of execution of this Agreement and of each Equipment Schedule:

             (a) Venturi is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction where the Equipment shall be located and has adequate power to enter into and perform this Master Lease and each Equipment Schedule executed hereunder;

             (b) This Master Lease and each Equipment Schedule issued hereunder have been duly authorized, executed and delivered by Venturi and together constitute a valid, legal and binding agreement of Venturi, enforceable in accordance with its terms;

             (c) The entering into and performance of this Master Lease and each Equipment Schedule issued hereunder shall not violate any judgment, order, law or regulation applicable to Venturi or any provision of Venturi's articles of incorporation or bylaws or result in any breach of, or constitute a default under, or result in the creation of any lien, charge, security interest or other encumbrance upon any assets of Venturi or on the Equipment pursuant to any instrument to which Venturi is a party or by which it or its assets may be bound;

             (d) There are no actions, suits or proceedings pending or, to the knowledge of the Venturi, threatened, before any court, administrative agency, arbitrator or governmental body which shall, if determined adversely to Venturi, materially adversely affect its ability to perform its obligations under this Master Lease, or any Equipment Schedule issued hereunder or any related agreement to which Venturi is a party;

             (e) Venturi is not a tax exempt organization;

             (f) Venturi is not in any material default under any other loan or lease agreements; and

             (g) Venturi is not insolvent and shall not be rendered insolvent by any transaction contemplated by this Master Lease or any Equipment Schedule.

         18. At all times during the term hereof, Venturi shall keep in full force and effect its existence and rights as a corporation under the laws of the jurisdiction of its incorporation and shall obtain and preserve its right to do business as a corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Master Lease and each Equipment Schedule issued hereunder.

         19. FINANCIAL STATEMENTS. Venturi agrees promptly to furnish, or cause to be furnished, to Northstar (i) within forty-five (45) days of the end of each fiscal quarter, financial reports prepared internally by Venturi and certified by an officer of Venturi; and (ii) within one hundred twenty (120) days of the end of each fiscal year, financial statements of Venturi prepared in accordance with generally accepted accounting principles, and audited by a firm of independent certified public accountants, together with such other financial and related information respecting Venturi or the Equipment as Northstar may from time to time reasonably request.

         20. RISK OF LOSS AND DAMAGE.

             (a) Venturi agrees to bear the entire risk of loss with respect to any damage, destruction, loss, theft, or governmental taking of any Leased Item, whether partial or complete and whether or not through any default or neglect of Venturi. Except as expressly provided herein, no such event shall relieve Venturi of its obligation to pay Rent hereunder.


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             (b) If any Leased Item is damaged, Venturi shall promptly
         notify Northstar and within thirty (30) days of such damage shall, at Venturi's expense, cause such repairs to be made as are necessary to return such Leased Item to its previous condition. Venturi shall then, and only then, be entitled to receive from Northstar any insurance proceeds received or attributable to such damage.

             (c) In the event that any Leased Item is destroyed, damaged beyond repair, lost, stolen, or taken by government action for an indefinite period or for a stated period extending beyond the term of the applicable Equipment Schedule(s) (each an "Event of Loss"), Venturi shall promptly notify Northstar and pay to Northstar on the next Basic Rent payment date following the Event of Loss, an amount equal to the value ("Casualty Value") of such Leased Item (as set forth in the Casualty Value Table for the applicable Equipment Schedule in the form annexed hereto as Exhibit C) in effect on the date of the Event of Loss, together with all Rent accrued with regard to such item up to the date of payment. Upon payment of such amounts, Venturi's obligation to pay any further Rent shall cease with respect to that Leased Item (but not with respect to any remaining Equipment) and Venturi shall be entitled to receive any insurance proceeds or other recovery received by Northstar in connection with such Event of Loss.

             (d) In the event of a governmental taking of a Leased Item for a stated period which does not extend beyond the term of the applicable Equipment Schedule(s), all obligations of Venturi with respect to such Leased Item (including payment of Rent) shall continue. So long as Venturi is not in default hereunder, Northstar shall pay to Venturi all sums received by Northstar by reason of such governmental taking up to the amount paid by Venturi during such period.

         21. INDEMNITY. Venturi agrees to indemnify, hold harmless and defend Northstar from and against any and all claims, demands, actions, suits, proceedings, costs, expenses, damages and liabilities, at law or in equity, (including reasonable outside counsel fees, allocated costs of internal counsel and disbursements for both), arising out of, connected with, or resulting from, this Master Lease, any Equipment Schedule executed hereunder, or the Equipment, including, without limitation: (i) the manufacture, selection, purchase, delivery, possession, condition, use, operation or return thereof, and (ii) the enforcement of this Master Lease, any Equipment Schedule, and any other documents delivered thereunder, including any out-of-court workout or in any bankruptcy case. Any obligations under this paragraph arising prior to the expiration of this Master Lease or the Initial Term (or any renewal term) of any Equipment Schedule shall survive the expiration or other termination of this Master Lease or the applicable Equipment Schedule.

         22. NORTHSTAR'S RIGHT TO CURE. Should Venturi fail to make any payment or fail to do any act required herein, which failure, in Northstar's judgment, may adversely affect Northstar's interest in the Equipment, Northstar has the right, but not the obligation, and without releasing Venturi from any obligation hereunder, to make or do the same, to pay, purchase, contest or compromise any encumbrance, charge or lien which, in the judgment of Northstar, appears to affect the Equipment and, in exercising any such rights, incur any liability and expend whatever amount Northstar may, in Northstar's absolute discretion, deem necessary therefor. All sums so incurred or expended by Northstar shall be, without demand, immediately due and payable by Venturi, shall be considered Rent hereunder, and shall bear interest at the rate of two percent (2%) per month or the highest interest rate legally permissible, whichever is less ("Late Payment Rate").

         23. DEFAULT. The occurrence of any of the following events, among others, shall constitute an Event of Default:

             (a) The nonpayment by Venturi of any payment of Rent within ten
         (10) days of the date on which it is due.

             (b) The failure by Venturi to perform or observe any other term, covenant or condition of this Master Lease or any Equipment Schedule, if such failure is not cured within ten (10) days after Venturi's receipt of notice thereof from Northstar.

             (c) Any affirmative act of insolvency by Venturi, or the filing by Venturi of any petition or action under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law, or any other law or laws for the relief of, or relating to debtors.

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             (d) The filing of any involuntary petition against Venturi under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law for the relief of or relating to debtors which is not dismissed within sixty (60) days thereafter, or the appointment of any receiver, liquidator or trustee to take possession of any substantial portion of the properties of Venturi, unless the appointment is set aside or ceases to be in effect within sixty (60) days from the date of said filing or appointment.

             (e) The subjection of a substantial part of Venturi's property or any Leased Item to any levy, seizure, assignment or sale for or by any creditor or governmental agency.

             (f) Any representation or warranty made by Venturi in this Master Lease or in any Equipment Schedule or in any document furnished by Venturi to Northstar in connection with this Master Lease or any Equipment Schedule or with respect to the acquisition or use of the Equipment shall be untrue in any material respect.

             (g) The default by Venturi under any other material lease or loan agreement.

         24. REMEDIES. Upon the happening of any Event of Default:

             (a) If the default is a failure to pay any Rent in full on the date it is required to be paid under this Master Lease or under any Equipment Schedule, Northstar shall have the right to: (i) assess a late fee in an amount equal to five percent (5%) of the unpaid amount, and (ii) accrue interest at the Late Payment Rate on any Rent or other amount not paid when due;

             (b) Venturi shall, without demand, on the next Basic Rent payment date following the Event of Default, pay to Northstar, as liquidated damages and not as a penalty, an amount equal to the Casualty Value of such Equipment, together with any Rent then due and owing by Venturi hereunder as well as all costs and expenses, including commissions, reasonable legal fees and disbursements (in-house or otherwise) and other expenses incurred by Northstar as a result of the Event of Default and the exercise of Northstar's remedies with respect thereto;

             (c) Northstar may, at its option, without notice to or demand upon
         Venturi:

                  (i) Take possession of the Equipment and lease and/or sell the same, or any portion thereof, in such manner or amount, and to such entity as Northstar, in Northstar's discretion, shall elect. If Northstar elects to sell or lease the Equipment, Northstar may do so at a public or private sale or lease and without demand or notice of intention to sell or lease. If Northstar elects to give notice to Venturi of such public or private sale, lease or other intended disposition, such notice shall be deemed to be commercially reasonable if notice of the time and place of any public sale, lease or other intended disposition or the time after which any private sale, lease or other intended disposition is to be made shall be sent by first class, certified or registered mail to Venturi no later than ten (10) days prior to such proposed sale, lease or other disposition. The proceeds of such sale or lease shall be applied by Northstar (A) first, to pay Northstar an amount equal to the Casualty Value; and (B) second, to reimburse Venturi for the Casualty Value to the extent previously paid by Venturi. Any surplus remaining thereafter shall be retained by Northstar. To the extent Venturi has not paid Northstar the amounts specified in this Section 24, Venturi shall forthwith pay such amounts to Northstar together with interest at the Late Payment Rate on such amounts, computed from the date the Casualty Value is payable hereunder until such amounts are paid in full.

                  (ii) Take possession of the Equipment and hold and keep idle the same or any portion thereof.

             (d) In the event that such default is not cured within thirty
         (30) days from the receipt by Venturi of notice thereof, then, until such default has been cured, Northstar shall have the right, in its sole discretion, to require Venturi to deposit into a lock box account at a bank acceptable to Northstar all

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         Venturi's revenues, receipts (subject to the rights of senior lienholders), and income of any kind from any source; and Northstar shall have the right to receive Rent payments from the lock box account.

         The exercise of any of the foregoing remedies by Northstar shall not constitute a termination of this Master Lease or any Equipment Schedule. Any termination hereunder shall occur only upon written notice by Northstar and shall apply only to such Leased Item(s) as Northstar specifically identifies in such notice. This Master Lease shall continue in full force and effect as to any remaining Equipment Schedules or Leased Items. No remedy referred to in this
Section 24 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Northstar at law or in equity.

         25. UCC WAIVERS. To the full extent permitted by applicable law, Venturi hereby waives any and all rights and remedies conferred upon a lessee by sections 2A-508 through 2A-522 of the Uniform Commercial Code as enacted in the State of Utah ("UCC") including, but not limited to, Ventura's rights to: (i) cancel or repudiate this Master Lease or any Equipment Schedule; (ii) reject or revoke acceptance of the Equipment after Venturi has accepted such Equipment (pursuant to a Certificate of Acceptance therefor or otherwise); (iii) a security interest in the Equipment in Venturi's possession or control for any reason; (iv) deduct all or any part of any claimed damages resulting from Northstar's default, if any, under this Master Lease or any Equipment Schedule;
(v) accept partial delivery of the Equipment; (vi) "cover" by making any purchase or lease of or contract to purchase or lease Equipment in substitution for those due from Northstar during the Master Lease term; (vii) recover any general, special, incidental or consequential damages, for any reason whatsoever; and (viii) specific performance, replevin, detinue, sequestration, claim and delivery or the like for any Equipment identified to this Master Lease. To the extent permitted by applicable law, Venturi also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Northstar to sell, lease or otherwise use any Equipment in mitigation of Northstar's damages as set forth in Section 24 of this Master Lease or which may otherwise limit or modify any of Northstar's rights or remedies under Section 24.

         26. BOARD OF DIRECTORS. At any time after the first Takedown, Northstar shall have the right, upon written notice to Venturi, to nominate one person to serve on Venturi's Board of Directors.

         27. MISCELLANEOUS.

             (a) DELAY NOT A WAIVER. No delay or omission to exercise any right or remedy accruing to Northstar upon any breach or default of Venturi shall impair any such right or remedy or be construed to be a waiver of any such breach or default, nor shall a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, consent or approval on the part of Northstar of any breach or default under this Master Lease, or any Equipment Schedule shall be in writing. All remedies, either under this Master Lease, or at law or in equity or otherwise afforded to Northstar, are cumulative and not exclusive.

             (b) NOTICES. Any notice required or permitted to be given by the provisions hereof must be in writing and shall be conclusively deemed to have been received by a party hereto on the day it is delivered to such party at the address set forth below (or at such other address as such party specifies to the other party in writing):

              IF TO NORTHSTAR:              IF TO VENTURI:

              Northstar Capital, LLC        Venturi Technology Enterprises, Inc.
              170 South Main, Suite 1600             1327 North State Street
              Salt Lake City, Utah 84101             Orem, Utah 84057

         or, if sent by registered or certified U.S. mail, on the fifth business day after the day on which mailed, addressed to such party at such address.

             (c) APPLICABLE LAW. This Master Lease and the Equipment Schedule(s) shall be governed by, and construed in accordance with, the laws of the State of Utah (without giving effect to principles relating to conflicts of laws). Venturi hereby consents to the exclusive jurisdiction of the Third Judicial

         District Court for Salt Lake County, State of Utah or, if such court for any reason does not have jurisdiction, then Venturi hereby consents to the exclusive jurisdiction of the United States Federal District Court for the State of Utah, Central Division (the applicable court is hereafter referred to as the "Court"), for a determination of any dispute as to any matters hereunder ("Proceeding"), and authorizes service of process by the Court for a determination of any Proceeding as to any such matters by service of process on Venturi by certified or registered mail sent to Venturi at the address referred to in subparagraph (b) above. Venturi irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any Proceeding in the Court and any claim that any Proceeding brought in the Court has been brought in an inconvenient forum. Notwithstanding the foregoing, Northstar may bring a Proceeding in any court of any other jurisdiction where Venturi or any of its property may be found, and Venturi irrevocably submits to the jurisdiction of each such court in respect of any such Proceeding.

             (d) SUSPENSION OF OBLIGATIONS OF NORTHSTAR. The obligations of Northstar hereunder shall be suspended to the extent that Northstar is hindered or prevented from complying therewith because of labor disturbances including, but not limited to, strikes and lockouts, acts of God, fires, storms, accidents, failure of the manufacturer to deliver any Leased Item, governmental regulations or interference or any cause whatsoever not within the sole and exclusive control of Northstar.

             (e) ENTIRE AGREEMENT. Northstar and Venturi acknowledge that there are no agreements or understandings, written or oral, between Northstar and Venturi with respect to the Equipment, other than as set forth herein and in each Equipment Schedule and that this Master Lease and each Equipment Schedule contain the entire agreement between Northstar and Venturi with respect thereto. Neither this Master Lease nor any Equipment Schedule may be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification or discharge is sought.

             (f) SEVERABILITY. Any provision of this Master Lease or any Equipment Schedule prohibited by, or unlawful or unenforceable under, any applicable law or any jurisdiction shall, at the sole option of Northstar, be ineffective as to such jurisdiction without invalidating the remaining provisions of this Master Lease; provided, however, that to the extent that the provisions of any such applicable law can be waived, they are hereby waived by Venturi.

             (g) UNSPECIFIED FEATURES. If the Equipment delivered pursuant to any Equipment Schedule contains any features not specified therein, Venturi grants Northstar, at Northstar's option and Northstar's expense, the right to remove or deactivate any of such features. Such removal or deactivation shall be performed by the manufacturer or another party reasonably acceptable to Venturi upon the request of Northstar, at a time convenient to Venturi, provided that Venturi shall not unreasonably delay the removal of such features.

             (h) QUIET ENJOYMENT. Provided that no Event of Default has occurred or is continuing hereunder, Northstar, Assignee or their agents or assigns shall not interfere with Venturi's right of quiet enjoyment and use of the Equipment.

             (i) HEADINGS. Section headings are for convenience only and shall not be construed as part of this Master Lease.

             (j) SUCCESSORS. This Master Lease shall inure to and bind the permitted successors and assigns of the respective parties.

             (k) SUPPLIERS NOT AN AGENT OF NORTHSTAR. Venturi understands and agrees that no manufacturer, seller or supplier of any of the Equipment, nor any salesperson or other agent thereof, is an agent of Northstar. No salesperson or agent of any manufacturer, seller or supplier is authorized to waive or alter any term or condition of this Master Lease, and no representation as to Equipment or any other matter by any manufacturer, seller or supplier shall in any way affect Venturi's duty to pay Rent and perform its other obligations as set forth in this Master Lease.

             (1) STATUTE OF LIMITATIONS. Any action by Venturi against Northstar for any default by Northstar under this Master Lease, including breach of warranty or indemnity, shall be barred unless commenced within one
         (1) year after any such cause of action accrues.

             (m) EXPENSES. All fees and expenses, including without limitation attorneys' fees and filing fees, incurred by Northstar in connection with the document preparation, due diligence, and closing of the transactions contemplated in this Master Lease shall be paid by Venturi; provided, however, that Venturi's obligations under this provision shall not exceed, in the aggregate, Twenty-Five Thousand Dollars ($25,000).

         IN WITNESS WHEREOF, Northstar and Venturi have caused this Master Lease to be duly executed as of the date first above written.

NORTHSTAR:                               VENTURI:

NORTHSTAR CAPITAL, LLC,                  VENTURI TECHNOLOGY ENTERPRISES, INC.,
a Utah limited liability company         a Nevada corporation



By /s/                                    By /s/ Gaylord Karren
   -----------------------------             --------------------------------
    Name:                                    Name:  Gaylord Karren
    Title: Managing Partner                  Title: Chairman & CEO